Exhibit 99.1

XWELL, Inc. Reports First Quarter 2024 Results

NEW YORK, May 15, 2024 -- XWELL, Inc. (Nasdaq: XWEL) ("XWELL" or the "Company"), an authority in wellness solutions for people on the go, today reported results for the first quarter ended March 31, 2024.

Recent Highlights:

•	XWELL delivered 2024 first quarter revenue growth of approximately 24% from the 2023 first quarter.

•	The Company has reduced its cost structure, simplified its processes, and has maintained continued momentum on its path to profitability. The following demonstrates the positive effects of XWELL’s actions to enhance its business model:

○	Total cost of sales decreased approximately 7% from the 2023 first quarter.

○	General and administrative expenses decreased approximately 47% from the 2023 first quarter.

○	Total operating expenses decreased approximately 26% from the 2023 first quarter.

○	As a result, the Company’s 2024 first quarter operating loss decreased approximately 62% to approximately $2.4 million from an operating loss of approximately $6.3 million in the 2023 first quarter.

•	During the first quarter of 2024, XWELL and Ginkgo Bioworks expanded the CDC Traveler-based Genomic Surveillance Program to new collection locations at US international airports in Miami (MIA) and Chicago (ORD).

•	During the first quarter of 2024, XWELL announced that it had signed leases to open three additional Naples Wax Center® locations in 2024.

•	During the first quarter of 2024, XWELL announced it had signed a lease agreement to open an XpresSpa location in New York City’s Penn Station.

“We believe that XWELL’s first quarter operating performance demonstrates accelerated progress in our efforts to drive growth cost-effectively and return to profitability,” commented Scott Milford, XWELL’s Chief Executive Officer. “During the quarter, we expanded the scope and long-term value of our CDC Traveler-based Genomic Surveillance Program, secured multiple new leases for our Naples Wax Center brand, and advanced plans to open a new labor-lite model in New York City’s Penn Station.”

XWELL, Inc. Reports First Quarter 2024 Results

Mr. Milford added, “We continue to see opportunities for better performance and achieved year-over-year first quarter 2024 revenue growth of 24% while cutting operating expenses by 26% and reducing our operating loss by 62%, each as compared to the first quarter of 2023. Looking ahead, we are focused on multiple long-term strategic priorities including delivering improved results, reaching profitability, expanding our wellness portfolio including further expansion into transportation hubs, advancing plans to open our first TreatStudios location later this year, continuing our collaboration with global governments in biosecurity, as well as leveraging new retail products and technologies.”

Travel Wellness Portfolio - XpresSpa® and Treat™

XpresSpa is the leading airport retailers of wellness services and related products, with 32 locations in 15 airports globally.

XWELL continues to innovate in its airport locations bringing new technologies and trends, including new tech-forward equipment, adding new products in-store and on-line, as well as deploying plans to refresh the look and appearance of some XpresSpa locations. These automated offerings including Novo XT massage chairs, HydroMassage units and fully autonomous, AI-powered express manicure units, provide self-care to guests while bringing operational efficiency to the Company’s business model.

Additionally, on May 2, 2024, the Company announced the introduction of IV hydration drip therapy at its Miami International Airport (MIA) XpresSpa location. In collaboration with Revitalize IV Lounge, the new service offers a fast and efficient way to deliver vitamins, minerals, and amino acids directly into the bloodstream and is available in MIA’s North Terminal, Concourse D, Gate D-11.

New York City’s Penn Station XpresSpa

Consistent with XWELL’s strategy to extend its footprint into transportation hubs, the Company is opening an XpresSpa location in New York City’s Penn Station. The tech-forward, labor-lite spa will serve commuters, neighborhood locals, and tourists with wellness-focused retail, autonomous massage, and nail care services, enabling seamless and efficient experiences for time-crunched New York City travelers. The Penn Station XpresSpa is currently slated to open this summer.

XWELL, Inc. Reports First Quarter 2024 Results

Out-of-Airport Wellness Portfolio - Naples Wax Center®

XWELL’s first off-airport brand, Naples Wax Center, is a group of upscale hair removal and aesthetic services boutiques with current locations in Florida. Acquired in mid-September 2023, Naples Wax Center provides core products and service including face and body waxing as well as a range of skincare and cosmetic products from its current three locations.

On February 14, 2024, the Company announced plans to open three additional Naples Wax Center locations in 2024. Two of the new Florida locations, which will extend Naples Wax Center’s footprint in the greater Naples and Cape Coral markets, are expected to open in the second half of 2024. Additionally, a third location is scheduled to open in the growing Tampa-Saint Peterburg metro area during the third quarter of 2024. The Company believes that the new locations coupled with new facial services, which will be rolled out in existing stores over the summer and will be an available offering in future locations, will strengthen the brand’s esthetic service foundation and enhance its retail and skin care offerings as a growing one-stop esthetic and beauty authority.

The Company is intending to execute additional Florida leases across the state. It continues to forecast approximately 10 Naples Wax Center locations by early 2025. As previously announced, XWELL also intends to extend its reach across the Southeast and as new locations are opened, they will also incorporate the additional aesthetic services into the Naples Wax Center model to drive new revenue and broaden their offering.

Life Sciences & Biosurveillance -- XpresCheck® and HyperPointe™

The Company XpresTest, Inc. subsidiary (“XpresCheck”), in collaboration with the Centers for Disease Control and Prevention (“CDC”) and Ginkgo Bioworks (NYSE: DNA), currently operates 9 biosurveillance stations in 7 of the nation’s busiest airports.

On August 17, 2023, the Company announced that the CDC renewed the traveler-based SARS-CoV-2 Genomic Surveillance program through a new one-year contract.

XWELL, Inc. Reports First Quarter 2024 Results

On November 6, 2023, XWELL and Ginkgo Bioworks announced they expanded their work with the CDC’s Traveler-based Genomic Surveillance program (TGS) to test for more than 30 additional priority pathogens, in addition to SARS-CoV-2. The program expansion was launched in late October 2023 at four of the program’s six major international airport locations, including New York, JFK, San Francisco, Boston, and Washington DC, Dulles.

On March 12, 2024, XWELL and Ginkgo Bioworks announced that the TGS program was being expanded further to new collection locations at U.S. international airports in Miami (MIA) and Chicago (ORD). Pursuant to the March 2024 expansion, the program funding and scope were increased to an estimated $36.7 million or more.

TGS is a flexible, multimodal platform that consists of four complementary approaches of sample collection from arriving international travelers at U.S. airports, including voluntary nasal swabbing, aircraft wastewater, air monitoring and airport wastewater sampling to enhance early detection of new SARS-CoV-2 variants and other pathogens, and fill gaps in global surveillance.

As background, in late 2021, in collaboration with the CDC and Ginkgo Bioworks, XpresTest began conducting biosurveillance monitoring aimed at identifying existing and new SARS-CoV-2 variants. During the third quarter of 2022, XpresCheck, in partnership with Ginkgo Bioworks, were awarded a new contract in continuation of their support to the CDC’s traveler-based SARS-CoV-2 Genomic Surveillance program. In the first quarter of 2023, in addition to SARS-CoV-2, XpresCheck and Ginkgo Bioworks expanded their support of the program to include a pilot study monitoring influenza viruses. This provided an additional source of viral surveillance to inform the selection of influenza vaccine viruses for the 2023-2024 flu season.

Additionally, beginning in third quarter of 2023, the Company began reporting operating results for HyperPointe within its XpresCheck business. Beginning in June 2020, and following its acquisition by XWELL in January 2022, HyperPointe’s management team and suite of services and technology have been utilized to develop and deploy the technological infrastructure necessary to scale the growth of the XpresCheck business. HyperPointe’s experience in this space continues to play a critical role in the expansion of ongoing biosurveillance efforts created in partnership with Ginkgo Bioworks and the CDC.

XWELL, Inc. Reports First Quarter 2024 Results

HyperPointe is a leading digital healthcare and data analytics relationship marketing agency, servicing the global healthcare and pharmaceutical industry. HyperPointe has significant experience in patient and healthcare professional marketing and deep technological experience with CXM (customer experience management) and data analytics.

Liquidity and Financial Condition

As of March 31, 2024, the Company had approximately $4.3 million of cash and cash equivalents (excluding restricted cash), approximately $14.8 million in marketable securities, total current assets of approximately $24.5 million, and no long-term debt.

Summary First Quarter 2024 Financial Results

Total revenue for the first quarter ended March 31, 2024, was $8.7 million compared to $7.1 million for the 2023 first quarter.

Revenue for 2024 first quarter primarily consisted of approximately $4.4 million from XpresSpa locations and Treat locations and approximately $3.6 million from XpresTest, which includes XWELL’s bio-surveillance partnership and its HyperPointe business. Naples Wax Center, which was acquired near the end of the 2023 third quarter, accounted for approximately $0.6 million.

Total Cost of Sales

Total cost of sales was approximately $6.1 million compared to approximately $6.5 million for the 2023 first quarter.

Salaries and Benefits; General and Administrative Expenses

Salaries and benefits and general and administrative expenses were approximately $4.2 million in the aggregate, compared to approximately $6.1 million in the aggregate for the 2023 first quarter.

Total Operating Expenses

Total operating expenses were approximately $5.1 million compared to approximately $6.8 million for the 2023 first quarter.

Operating Loss

The operating loss decreased to approximately $2.4 million compared with an operating loss of approximately $6.3 million for the 2023 first quarter.

XWELL, Inc. Reports First Quarter 2024 Results

Net Loss Attributable to XWELL

Net loss attributable to XWELL was approximately $2.5 million compared to approximately $5.5 million for the 2023 first quarter.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global wellness holding company operating multiple brands: XpresSpa®, Treat™, Naples Wax Center®, XpresCheck® and HyperPointe™.

•	XpresSpa is a leading retailer of wellness services and related products, with 32 locations in 15 airports globally.

•	Naples Wax Center is a group of upscale skin care boutiques, with three locations currently operating.

•	XpresCheck is a provider of screening and diagnostic testing in partnership with the CDC and Concentric by Ginkgo, conducting biosurveillance monitoring in its airport locations to identify new SARS-CoV-2 variants of interest and concern as well as other pathogens entering the country from across the world.

•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

XWELL, Inc. Reports First Quarter 2024 Results

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events, including the Company’s current plans and expectations relating to the business and operations and future store openings, including but not limited to, future openings of Naples Wax Center and XpresSpa stores, are based upon information available to XWELL as of the date of this press release, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Media

Maria Kucinski

MWW

mkucinski@mww.com